Exhibit 99.1
JLL Income Property Trust

Acquires Minneapolis Distribution Center

Chicago (December 11, 2024) – JLL Income Property Trust, an institutionally-managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $6.6 billion in portfolio equity and debt investments, announced today the acquisition of Minneapolis Distribution Center, a Class A industrial business park located in Maple Grove, MN for a purchase price of approximately $66.5 million.

Minneapolis Distribution Center is comprised of two buildings totaling 443,000 square feet and is 100% occupied by a diverse mix of tenants. The leases contain 4% annual rent escalations, with at least 5-year renewal options for all tenants.

Constructed in 2023, the Minneapolis Distribution Center is a state-of-the-art, institutional quality property, built using innovative, industry-leading construction technology from a world class developer and operator. It includes features such as 49 dock doors, 5 drive-in doors, 32’ clear heights, and ample parking space to be well positioned for tenants’ future needs. Located minutes away from downtown Minneapolis, the 12th largest industrial market in the U.S., the property is in the heart of a leading sub-market known as the Northwest Interchange. This market has seen significant leasing activity in the past ten years and become the region’s primary focus for industrial demand over the past two decades.

“Minneapolis’ strong industrial market, critical distribution infrastructure and growing manufacturing demand make it a strategic and desirable region for us to invest,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “The property’s new construction, high occupancy, and strategic location in this leading industrial market make it a standout addition to our carefully curated industrial portfolio. As market pricing has adjusted, the outlook for this investment is stronger than what we’ve seen since before the Fed started hiking rates in early 2022. With our significant dry powder, attractive pipeline of new investments, and a belief that we are at the start of a new real estate market cycle – we are bullish in our outlook for core real estate’s long-term performance.”

The property’s strategic location near major highways and railway lines allows efficient distribution to the nearby Twin Cities metro area and major midwestern markets, reinforcing JLL Income Property Trust’s research-led industrial strategy focused on acquiring properties with primary access to critical hubs of distribution and transportation infrastructure. The Northwest Interchange region has also attracted major distribution companies including a UPS and a FedEx SmartPost.

Industrial real estate is one of JLL Income Property Trust’s highest conviction property sectors. As of September 30, 2024, industrial investments comprised 32% of the total $6.6 billion portfolio, with $2.1 billion in industrial assets across 59 properties.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management | Investing Today. For Tomorrow.
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages $88.2 billion of assets in private and public real estate equity and debt investments as of Q3 2024. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles, including separate accounts, open- and closed-end funds, public securities and entity-level investments.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:
Alissa Schachter
LaSalle Investment Management
Telephone: +1 312 339 0625
Email: Alissa.schachter@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com